Exhibit 7

NAGASHIMA OHNO & TSUNEMATSU

Kioicho Bldg, 3-12, Kioicho, Chiyoda-ku, Tokyo, 102-0094, Japan
Telephone: 81+3-3288-7000 Facsimile: 81+3-5213-7800

CERTIFICATE

I, Tsutomu Hashimoto, attorney-at-law, do hereby certify that attached hereto is a true and correct English language translation of the Japan Bank for International Cooperation Law (Law No. 35 of 1999, as amended) and that such Law is in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hands this 8th day of December, 2003.

/s/ Tsutomu Hashimoto
Tsutomu Hashimoto
Attorney-at-law